EXHIBIT 23.1




               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-40923 and Form S-8 No. 333-68199) pertaining to the ARIS Corporation 1995 Stock Option Plan and the ARIS Corporation 1997 Stock Option Plan and the Registration Statement (Form S-8 No. 333-40921) pertaining to the ARIS Corporation 1998 Employee Stock Purchase Plan, of our report with respect to the consolidated financial statements of fine.com International Corp. dated April 2, 1999, except for Note 5 as to which the date is April 22, 1999, which is included in the Proxy Statement of fine.com International Corp. that is made a part of the Registration Statement (Form S-4 No. 333-84595) and Prospectus of ARIS Corporation, for the registration of 1,475,000 shares of its common stock.


                                               /s/ ERNST & YOUNG LLP


Seattle, Washington
September 14, 1999